UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                                event reported):
                                 April 20, 2006


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                           93-0926999
(State of other Jurisdiction                            (IRS Employer ID No.)
        of Incorporation)

2777 HEARTLAND DRIVE, CORALVILLE, IOWA                         52241
(Address of Principal Executive Offices)                     (Zip Code)


        Registrant's Telephone Number (including area code): 319-545-2728

ITEM 8.01.  OTHER EVENTS

     On April 20, 2006, Heartland Express, Inc. (the "Company") announced that it declared a 4 for 3 stock split. A copy of the press release issued by the Company is attached as Exhibit 99.1.


ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

     The Exhibit listed on the Exhibit Index accompanying Form 8-K is furnished herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                  HEARTLAND EXPRESS, INC.

Date: April 20, 2006                              BY: /s/ John P. Cosaert
                                                  -----------------------
                                                  JOHN P. COSAERT
                                                  Vice-President
                                                  Finance and Treasurer

                                Exhibit No. 99.1

NEWS RELEASE:



From:             Heartland Express, Inc.
                  2777 Heartland Drive
                  Coralville, Iowa  52241
                  NASDAQ Symbol:    HTLD



Release Date: April 20, 2006 - FOR IMMEDIATE RELEASE

                  Heartland Express, Inc. Announces Stock Split

CORALVILLE, IA - April 20, 2006 - Heartland Express, Inc (Nasdaq: HTLD) today announced that it has declared a 4 for 3 stock split, payable as a 33% stock dividend on its issued and outstanding common stock, at the close of business on May 15, 2006. The stock dividend will increase the Company's issued and outstanding commons shares to approximately 98.4 million from approximately 73.8 million shares.

The stock dividend will be paid on May 15, 2006. The stock dividend will result in the issuance of approximately 0.33 shares for each share issued and outstanding held by shareholders of record as of May 5, 2006. Fractional shares will be paid in cash.

The Company's quarterly cash dividend will continue to be paid at the current quarterly rate of $0.02 per share. Accordingly, cash dividends will increase approximately $2.0 million per year, a 33% increase.

Heartland Express said that the stock dividend was declared in order to provide additional liquidity for the Company's shareholders. This is the Company's ninth stock split since going public in 1986.

                        For further information contact:
                                 John P. Cosaert
                    Vice-President and Chief Financial Office
                                   Mike Gerdin
                      Vice President of Regional Operations
                                 (319) 545-2728


                                 END OF REPORT